Exhibit 10.2

TRUST AGREEMENT

Between

BARNES GROUP INC.

And

FIDELITY MANAGEMENT TRUST COMPANY

BARNES GROUP INC. 2009 DEFERRED COMPENSATION PLAN TRUST

Dated as of September 1, 2009

Confidential Information

TABLE OF CONTENTS

Section 1. Definitions	2

Section 2. Trust	5
(a) Establishment	6
(b) Grantor Trust	6
(c) Trust Assets	6
(d) Non-Assignment	6

Section 3. Payments to Sponsor	7

Section 4. Disbursements	7
(a) Directions from Administrator	7
(b) Limitations	7

Section 5. Investment of Trust	7
(a) Selection of Investment Options	7
(b) Available Investment Options	7
(c) Investment Directions	7
(d) Unfunded Status of Plan	8
(e) Mutual Funds	8
(i) Execution of Purchases and Sales	8
(ii) Voting	8
(f) Trustee Powers	9

Section 6. Recordkeeping and Administrative Services to Be Performed	10
(a) General	10
(b) Accounts	10
(c) Inspection and Audit	10
(d) Notice of Plan Amendment	11
(e) Returns, Reports and Information	11

Section 7. Compensation and Expenses	12

Section 8. Directions and Indemnification	12
(a) Identity of the Sponsor and the Administrator	12
(b) Directions from the Sponsor and the Administrator	12
(c) Directions from Participants	12
(d) Indemnification	13
(e) Survival	13

Section 9. Resignation or Removal of Trustee	13
(a) Resignation and Removal	13
(b) Termination	13
(c) Notice Period	13
(d) Transition Assistance	13
(e) Failure to Appoint Successor	14

Section 10. Successor Trustee	14
(a) Appointment	14
(b) Acceptance	14
(c) Corporate Action	14

Section 11. Resignation, Removal, and Termination Notices	14

Section 12. Duration	14

Section 13. Insolvency of Sponsor	15

Section 14. Amendment or Modification	15

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Section 15. Electronic Services	15

Section 16. Assignment	16

Section 17. Force Majeure	17

Section 18. Confidentiality; Safeguarding of Data	17

Section 19. General	19
(a) Performance by Trustee, its Agents or Affiliates	19
(b) Entire Agreement	19
(c) Waiver	19
(d) Successors and Assigns	19
(e) Partial Invalidity	19
(f) Section Headings	19

Section 20. Situs of Trust Assets	20

Section 21. Governing Law	20
(a) Massachusetts Law Controls	20
(b) Trust Agreement Controls	20

SCHEDULES	22

Schedule “A” Recordkeeping and Administrative Services	22

Schedule “B” Fee Schedule	25

Schedule “C” Investment Options	26

Schedule “D” Operational Guidelines for Non-Fidelity Mutual Funds	27

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TRUST AGREEMENT, dated as of the first day of September 2009 (“Effective Date”), between BARNES GROUP INC., a Delaware corporation, having an office at 123 Main Street, Bristol, Connecticut 06011 (the “Sponsor”), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the “Trustee”).

WITNESSETH:

WHEREAS, the Sponsor is the sponsor of the Barnes Group Inc. 2009 Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Sponsor wishes to establish an irrevocable trust (the “Trust”)” with regard to the Plan and to contribute to the Trust assets that shall be held therein, subject to the claims of Sponsor’s creditors in the event of Sponsor’s Insolvency, as herein defined, until paid to Participants and their beneficiaries in such manner and at such times as specified in the Plan; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, it is the intention of the Sponsor to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan; and

WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Sponsor; and

WHEREAS, the Sponsor also wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Sponsor or by the Administrator (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Definitions.

The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a) “Administrator”

“Administrator” shall mean the Compensation and Management Development Committee of the Sponsor’s Board of Directors or such other person or persons (including any entity) identified in the Plan document as the “administrator” of the Plan and, as the context requires, any person authorized to act on behalf of the Administrator.

(b) “Agreement”

“Agreement” shall mean this Trust Agreement, and the Schedules and/or Exhibits attached

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hereto, as the same may be amended and in effect from time to time.

(c) “Business Day”

“Business Day” shall mean each day the NYSE is open. The closing of a Business Day generally shall mean the NYSE’s normal closing time of 4:00 p.m.(ET); however, in the event the NYSE closes before such time or alters its closing time, all references to the NYSE closing time shall mean the actual or altered closing time of the NYSE.

(d) “Code”

“Code” shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(e) “EDT”

“EDT” shall mean electronic data transfer.

(f) “Electronic Services”

“Electronic Services” shall mean communication and services made available via electronic media.

(g) “ERISA”

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(h) “Fidelity Mutual Fund”

“Fidelity Mutual Fund” shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

(i) “FIIOC”

“FIIOC” shall mean Fidelity Investments Institutional Operations Company, Inc.

(j) “In Good Order”

“In Good Order” shall mean in a state or condition acceptable to the Trustee in its sole discretion, which the Trustee determines is reasonably necessary for accurate execution of the intended transaction.

(k) “Insolvency” or “Insolvent”

“Insolvency” or “Insolvent” shall mean that (i) the Sponsor is unable to pay its debts as they become due, or (ii) the Sponsor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(l) “Losses”

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“Losses” shall mean any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorney’s fees and disbursements.

(m) “Mutual Fund”

“Mutual Fund” shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(n) “NAV”

“NAV” shall mean Net Asset Value.

(o) “NFSLLC”

“NFSLLC” shall mean National Financial Services LLC.

(p) “Non-Fidelity Mutual Fund”

“Non-Fidelity Mutual Fund” shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.

(q) “NYSE”

“NYSE” shall mean the New York Stock Exchange.

(r) “Participant”

“Participant” shall mean, with respect to the Plan, any employee (or former employee) with an account under the Plan which has not yet been fully distributed and/or forfeited and shall include the designated beneficiary(ies) with respect to the account of any deceased employee (or deceased former employee) until such account has been fully distributed and/or forfeited.

(s) “Participant Recordkeeping Reconciliation Period”

“Participant Recordkeeping Reconciliation Period” shall mean the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records.

(t) “Person”

“Person” shall mean any corporation, joint stock company, limited liability company, association, partnership, joint venture, organization, individual, business or other trust or any other entity or organization of any kind or character, including a court or other governmental authority.

(u) “PIN”

“PIN” shall mean personal identification number.

(v) “Plan”

“Plan” shall mean the Barnes Group Inc. 2009 Deferred Compensation Plan.

(w) “Plan Administration Design & Discovery Document”

“Plan Administration Design & Discovery Document” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time during

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the initial implementation of the Plan onto the Fidelity Participant Recordkeeping System (“FPRS”). This document is an interim document and shall be superseded by the approved Plan Administration Manual.

(x) “Plan Administration Manual”

“Plan Administration Manual” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time. This definition shall include the Plan Administration Design & Discovery Document from the implementation process until the full Plan Administration Manual can be generated and approved.

(y) “Plan Sponsor Webstation”

“Plan Sponsor Webstation” shall mean the graphical Windows-based application that provides current Plan and Participant information including indicative data, account balances, activity and history.

(z) “Reporting Date”

“Reporting Date” shall mean the last day of each fiscal quarter of the Plan and, if not on the last day of the fiscal quarter, the date as of which the Trustee resigns or is removed pursuant to this Agreement or the date as of which this Agreement terminates pursuant to Section 9 hereof.

(aa) “SEC”

“SEC” shall mean the Securities and Exchange Commission.

(bb) “Sponsor”

“Sponsor” shall mean Barnes Group Inc., a Delaware corporation, or any successor thereto which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

(cc) “Trust”

“Trust” shall mean the Barnes Group Inc. 2009 Deferred Compensation Plan Trust, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(dd) “Trustee”

“Trustee” shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10. The term Trustee shall also include any successor trustee appointed pursuant to Section 10 to the extent such successor agrees to serve as Trustee under this Agreement.

(ee) “VRS”

“VRS” shall mean Voice Response System.

Section 2. Trust.

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(a) Establishment.

The Sponsor hereby establishes the Trust with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee, in its sole discretion, made by the Sponsor, such additional sums of money or property as shall from time to time be delivered to the Trustee as directed by the Sponsor, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

The Sponsor, in its sole discretion, may at any time, or from time to time, make such deposits of cash or other property acceptable to the Trustee, including policies of life insurance, in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan Participant or other person shall have any right to compel such additional deposits. Notwithstanding the foregoing, upon any of the events set forth in Section 9.7(a)(b), (c) or (d) of the Plan (a “Plan Section 9.7 event”), the Sponsor shall, as soon as possible, but in no event longer than fifteen (15) days following the Plan Section 9.7 event, make a contribution to the Trust in an amount that is sufficient to pay the Plan Participants the benefits to which the Plan Participants would be entitled pursuant to the terms of the Plan(s) as of the date on which the Plan Section 9.7 event occurred; provided that the Sponsor has no obligation to transfer money or property to the Trust in connection with a change in the Company’s financial health that would involve income inclusion and tax liability under Internal Revenue Code (“Code”) Section 409A(b) and any regulations and guidance issued thereunder.

Sponsor will notify Trustee if there is a Plan Section 9.7 event.

(b) Grantor Trust.

The Trust is intended to be a grantor trust, of which the Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as amended, and shall be construed accordingly.

(c) Trust Assets.

The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Sponsor and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Agreement shall be mere unsecured contractual rights of Participants and their beneficiaries against the Sponsor. Any assets held by the Trust will be subject to the claims of the Sponsor’s general creditors under federal and state law in the event of Sponsor’s Insolvency.

(d) Non-Assignment.

Benefit payments to Participants and their beneficiaries funded under this Trust may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process. Nothwithstanding anything in this Agreement to the contrary, the Sponsor can direct the Trustee to disperse monies pursuant to a domestic relations order as defined in Code section 414(p)(1)(B) to the extent consistent with the Plan, the Code, and any other applicable law.

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Section 3. Payments to Sponsor.

Except as provided under this Agreement, the Sponsor shall have no right to retain or divert to others any of the Trust assets before all payment of benefits have been made to Participants pursuant to the terms of the Plan.

Section 4. Disbursements.

(a) Directions from Administrator.

The Trustee shall disburse monies to Participants for benefit payments in the amounts that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain whether the Administrator’s direction complies with the terms of the Plan or of any applicable law. The Trustee shall be responsible for Federal or State income tax reporting or withholding with respect to such Plan benefits. The Trustee shall not be responsible for FICA (Social Security and Medicare), or any Federal or State unemployment or local tax with respect to Plan distributions, unless required by law or by agreement with the Sponsor.

(b) Limitations.

The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash or shares unless the Administrator has provided a written direction as to the assets to be converted to cash or shares for the purpose of making the disbursement.

Section 5. Investment of Trust.

(a) Selection of Investment Options.

The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

(b) Available Investment Options.

The Sponsor shall direct the Trustee as to what investment options the Trust shall be invested in (i) during the Participant Recordkeeping Reconciliation Period, and (ii) following the Participant Recordkeeping Reconciliation Period, subject to the following limitations. The Sponsor may determine to offer as investment options only (i) Mutual Funds; provided, however, that the Trustee shall not be considered a fiduciary with investment discretion. The Sponsor may add or remove investment options with the consent of the Trustee to reflect administrative concerns and upon mutual amendment of this Agreement and the Schedules thereto, to reflect such additions.

(c) Investment Directions.

The Sponsor shall direct the Trustee as to how to invest the assets held in the Trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the

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Plan, the Sponsor may direct the Trustee in writing to invest the assets held in the Trust to correspond to the hypothetical investments made for Participants in accordance with their direction under the Plan. In such cases, Participants may provide directions with respect to their hypothetical investments under the Plan by use of the system maintained for such purposes by the Trustee or its agents, as may be agreed upon from time to time by the Sponsor and the Trustee, and shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual. The Trustee shall not be liable for any loss or expense that arises from a Participant’s exercise or non-exercise of rights under this Section 5 over the assets in the Participant’s accounts. In the event that the Trustee fails to receive a proper direction, the assets in question shall be invested in the investment option set forth for such purpose on Schedule “C” until the Trustee receives a proper direction.

(d) Unfunded Status of Plan

The Sponsor’s designation of available investment options, the maintenance of accounts for each Participant, the crediting of investments gains (or losses) to such accounts, and the exercise by Participants of any powers relating to investments under this Agreement are solely for the purpose of providing a mechanism for measuring the obligation of the Sponsor to any particular Participant under the applicable Plan. As provided in this Agreement, no Participant will have any preferential claim to or beneficial ownership interest in any asset or investment held in the Trust, and the rights of any Participant under the applicable Plan and this Agreement are solely those of an unsecured general creditor of the Sponsor with respect to the benefits of the Participant under the Plan.

(e) Mutual Funds.

On the effective date of this Agreement, in lieu of receiving a printed copy of the prospectus for each Fidelity Mutual Fund selected by the Sponsor as a Plan investment option or short-term investment fund, the Sponsor hereby consents to receiving such documents electronically. The Sponsor shall access each prospectus on the internet after receiving notice from the Trustee that a current version is available online at a website maintained by the Trustee or its affiliate. Trustee represents that on the effective date of this Agreement, a current version of each such prospectus is available at https://www.fidelity.com or such successor website as Trustee may notify the Sponsor of in writing from time to time. The Sponsor represents that it has accessed/will access each such prospectus as of the effective date of this Agreement at https://www.fidelity.com or such successor website as Trustee may notify the Sponsor of in writing from time to time. Trustee represents that transactions involving Non-Fidelity Mutual Funds shall be executed in accordance with the operational guidelines set forth in Schedule “D” attached hereto. Trust investments in Mutual Funds shall be subject to the following limitations:

(i) Execution of Purchases and Sales.

Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Sponsor In Good Order all information and documentation necessary to accurately effect such transactions and (if applicable) wire transfer of funds.

Exchanges of Mutual Funds shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual.

(ii) Voting.

The Sponsor directs the Trustee to vote the shares of Mutual Funds held in the Trust in the same manner as directed by Participants for the corresponding hypothetical shares of Mutual Funds

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credited to Participants’ accounts under the Plan. At the time of mailing of notice of each annual or special stockholders’ meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Participant who has hypothetical shares of such Mutual Fund credited to the Participant’s account, together with a voting direction form for return to the Trustee or its designee. The Participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the hypothetical shares credited to the Participant’s account. The Trustee shall vote the shares held in the Trust in a manner which corresponds to Participant directions with respect to the hypothetical shares credited to the Participant’s Plan account. The Trustee shall not vote shares for which it has received no corresponding directions from the Participant.

During the Participant Recordkeeping Reconciliation Period, the Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust, including Mutual Fund shares held in any short-term investment fund for liquidity reserve. Following the Participant Recordkeeping Reconciliation Period, the Sponsor shall continue to have the right to direct the Trustee as to the manner in which the Trustee is to vote any Mutual Funds shares held in a short-term investment fund for liquidity reserve. The Trustee shall not vote any such Mutual Fund shares for which it has received no directions from the Sponsor.

With respect to all rights other than the right to vote, the Trustee shall follow the directions of the Sponsor. The Trustee shall have no further duty to solicit directions from the Sponsor or Participants, except as required by law.

(f) Trustee Powers.

The Trustee shall have the following powers and authority:

(i) Subject to this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

(ii) To cause any securities or other property held as part of the Trust to be registered in the Trustee’s own name, in the name of one or more of its nominees, or in the Trustee’s account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

(iii) To keep that portion of the Trust in cash or cash balances as the Sponsor or Administrator may, from time to time, deem to be in the best interest of the Trust.

(iv) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

(v) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

(vi) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

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(vii) To do all other acts, although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Notwithstanding any powers granted to the Trustee pursuant to this Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code. The Trustee will file an annual fiduciary return to the extent required by law.

Section 6. Recordkeeping and Administrative Services to Be Performed.

(a) General.

The Trustee shall perform those recordkeeping and administrative functions described in Schedule “A” attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator’s written directions regarding the Plan’s provisions, guidelines and interpretations. The Sponsor acknowledges that the Trustee will be working to streamline and standardize its service model and agrees to reasonably cooperate with the Trustee in connection with those efforts. The Trustee will make the Sponsor aware of the service model changes in advance and will work with the Sponsor to determine the most efficient and effective methods of implementing the changes. The Sponsor acknowledges that the Trustee does not provide legal or tax advice, and that the Sponsor must obtain its own legal and tax counsel for advice on the plan design appropriate for its specific situation and on legal and tax issues pertaining to the administration of the Plan. The Sponsor further acknowledges that the Trustee has no continuing responsibility to be aware of and responsive to IRS guidance provided under Section 409A of the Code as the Trustee is not the responsible party for (a) ensuring that direction to the Trustee conforms with that guidance, and (b) the payment of all taxes and penalties associated with a failure to maintain such compliance.

(b) Accounts.

The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of the last day of each Reporting Date. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under applicable law, upon the expiration of six (6) months from the date of filing such account, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which a written objection shall have been filed with the Trustee within such six (6) month period.

(c) Inspection and Audit.

Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Sponsor (and to such other persons as the Sponsor reasonably designates in writing), at no expense to the Sponsor, in the format regularly provided to the Sponsor, a statement of each Participant’s account as of the resignation, removal, or termination, and the Trustee shall provide to the Sponsor or the Plan’s new recordkeeper such further records as are reasonable, at the Sponsor’s expense.

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The Trustee will provide to auditors (including third-party auditors and Sponsor’s internal audit staff) as Sponsor may designate in writing, access to any Trustee owned or managed facility at which the services are being performed, to appropriate Trustee management personnel, and to the data and records (and other documentation reasonably requested by the Sponsor) maintained by the Trustee with respect to the services solely for the purpose of examining (i) transactional books and records maintained by the Trustee in order to provide the services, (ii) documentation of service level performance, and (iii) invoices to the Sponsor. Any such audits will be conducted at the Sponsor’s expense. The Sponsor and its auditors will first look to the most recent Type II Service Auditor’s Report (“Type II SAR”) before conducting further audits. Type II SAR’s are reports issued by the Trustee’s or its affiliate’s independent public accounting firm in accordance with Statement on Auditing Standard No. 70 (“SAS 70”). If a matter is not covered in such Type II SAR, then the Sponsor will provide the Trustee with a proposed detailed scope and timeframe of the audit requested by the Sponsor in writing at least sixty (60) days prior to date of the audit. The Sponsor will provide the Trustee with not less than ninety (90) days prior written notice of an audit, excepting audit requests from governmental or regulatory agencies. The Sponsor and its auditors will conduct such audits in a manner that will result in a minimum of inconvenience and disruption to the Trustee’s operations. Audits may be conducted only during normal business hours and no more frequently than annually unless otherwise required as a matter of law or for compliance with regulatory or contractual requirements. Any audit assistance provided by the Trustee in excess of the number of audit hours per annum referenced in the fee schedule shall be provided on a fee-for-service basis. The Sponsor and its auditors will not be entitled to review or audit (i) data or information of other customers or clients of the Trustee, (ii) any of Trustee’s proprietary data, or (iii) any other Confidential Information of the Trustee that is not relevant for the purposes of the audit. The Sponsor and its auditors will not be entitled to logical access to the Trustee’s networks and systems, nor unrestricted physical access to Trustee’s facilities and personnel. Reviews of processes, controls, and support documentation will be facilitated with appropriate Trustee’s personnel. The Trustee will use commercially reasonable efforts to cooperate in the audit, will make available on a timely basis the information reasonably required to conduct the audit and will assist the designated employees of the Sponsor or its auditors as reasonably necessary. The Sponsor will reimburse the Trustee for any costs incurred by the Trustee in connection with an audit conducted pursuant to this section. To the maximum extent possible, audits will be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the services. The Sponsor will not use any competitors of the Trustee (or any significant subcontractor of Trustee under this Agreement) to conduct such audits. The auditors and other representatives of the Sponsor will execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as the Trustee may reasonably request in connection with such audits.

(d) Notice of Plan Amendment.

The Trustee’s provision of the recordkeeping and administrative services set forth in this Section shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment’s adoption, and on the Administrator providing the Trustee, on a timely basis, with all the information the Trustee deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

(e) Returns, Reports and Information.

Except as set forth in the Plan Reporting section of Schedule “A”, or as otherwise required by law, the Trustee shall not be responsible for the preparation or filing of returns, reports or information required of the Trust or Plan. The Trustee shall provide the Administrator and Sponsor with such information as the Administrator and Sponsor may reasonably request to in order to file such

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returns and reports as, in their discretion, are necessary or advisable.

Section 7. Compensation and Expenses.

Sponsor shall pay to Trustee, within thirty (30) days of receipt of the Trustee’s bill, the fees for services in accordance with Schedule “B.” Fees for services are specifically outlined in Schedule “B” and are based on any assumptions identified therein. In the event that the Plan characteristics referenced in the assumptions outlined in Schedule “B” change significantly by either falling below or exceeding current or projected levels, such fees may be subject to revision, upon mutual renegotiation. To reflect increased operating costs, Trustee may once each calendar year amend Schedule “B” without the Sponsor’s consent upon ninety (90) days prior notice to the Sponsor.

All reasonable expenses of Plan administration as shown on Schedule “B” attached hereto, as amended from time to time, shall be a charge against and paid from the appropriate Participants’ accounts, except to the extent such amounts are paid by the Sponsor in a timely manner.

All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Participants’ accounts.

Section 8. Directions and Indemnification.

(a) Identity of the Sponsor and the Administrator.

The Trustee shall be fully protected in relying on the fact that the Sponsor and the Administrator under the Plan are the individual or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

(b) Directions from the Sponsor and the Administrator.

Whenever the Sponsor or the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction if the direction is contained in a writing provided by any individual whose name has been submitted (and not withdrawn) in writing to the Trustee by the Sponsor or the Administrator unless it is clear on the direction’s face that the actions to be taken under the direction would be contrary to the terms of this Agreement. The Trustee may rely without further duty of inquiry on the authority of any such individual to provide direction to the Trustee on behalf of the Sponsor.

For purposes of this Section, such direction may also be made via EDT, facsimile or such other secure electronic means in accordance with procedures agreed to by the Sponsor and the Trustee and, in any such case the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Sponsor.

(c) Directions from Participants.

The Trustee shall not be liable for any loss which arises from any Participant’s exercise or non-exercise of rights under the Plan over the assets in the Participants’ hypothetical accounts.

(d) Indemnification.

The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all

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Losses that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting Losses arising from the Trustee’s negligence or bad faith.

The Trustee shall indemnify the Sponsor against, and hold the Sponsor harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against the Sponsor by reason of any claim, regulatory proceeding, or litigation arising from Trustee’s negligence or bad faith.

(e) Survival.

The provisions of this Section shall survive the termination of this Agreement.

Section 9. Resignation or Removal of Trustee.

(a) Resignation and Removal.

The Trustee may resign at any time in accordance with the notice provisions set forth below. The Sponsor may remove the Trustee at any time in accordance with the notice provisions set forth below. Notwithstanding the foregoing, upon a Plan Section 9.7 event (as defined in Section 2(a) hereof), the Trustee may not be removed by the Sponsor for one (1) year. If Trustee resigns within one (1) year after a Plan Section 9.7 event, the Sponsor shall name a successor trustee. If a successor trustee is not named in a timely manner, the Trustee may apply to a court of competent jurisdiction for the appointment of a successor trustee or for instructions. Following a Plan Section 9.7 event, any successor trustee must be a corporate entity unrelated to the Sponsor and its affiliates and a financial institution with authority to act in a trustee capacity. For purposes of the foregoing, a corporate entity shall not be considered to be related to the Sponsor and its affiliates solely by reason of its providing services to the Sponsor and its affiliates in the ordinary course of business of such corporate entity.

(b) Termination.

This Agreement may be terminated in full, or with respect to only a portion of the Plan at any time by the Sponsor upon prior written notice to the Trustee in accordance with the notice provisions set forth below.

(c) Notice Period.

In the event either party desires to terminate this Agreement or any services hereunder, the party shall provide at least sixty (60) days prior written notice of the termination date to the other party; provided, however, that the receiving party may agree, in writing, to a shorter notice period.

(d) Transition Assistance.

In the event of termination of this Agreement, if requested by Sponsor, the Trustee shall assist Sponsor in developing a plan for the orderly transition of the Plan data, cash and assets then constituting the Trust and services provided by the Trustee hereunder to Sponsor or its designee. The Trustee shall provide such assistance for a period not extending beyond sixty (60) days from the termination date of this Agreement. The Trustee shall provide to Sponsor, or to any person designated by Sponsor, at a mutually agreeable time, one file of the Plan data prepared and maintained by the Trustee in the ordinary course of business, in the Trustee’s format. The

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Trustee may provide other or additional transition assistance as mutually determined for additional fees, which shall be due and payable by the Sponsor prior to any termination of this Agreement.

(e) Failure to Appoint Successor.

If, by the termination date, the Sponsor has not notified the Trustee in writing as to the individual or entity to which the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements.

Section 10. Successor Trustee.

(a) Appointment.

If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

(b) Acceptance.

As of the date the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee, except as may be required to evidence such transition. The predecessor trustee shall execute all instruments and do all acts that may be reasonably necessary and requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

(c) Corporate Action.

Any successor of the Trustee or successor trustee, either through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either the Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 11. Resignation, Removal, and Termination Notices.

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Director of Benefits, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, and to the Trustee c/o Fidelity Investments, Contracts Development & Negotiation, 82 Devonshire Street, MM1M, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12. Duration.

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This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13. Insolvency of Sponsor.

(a) Trustee shall cease disbursement of funds for payment of benefits to Participants if the Sponsor is Insolvent.

(b) All times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Sponsor under federal and state law as set forth below.

(i) The Board of Directors and the Chief Executive Officer of the Sponsor shall have the duty to inform Trustee in writing of Sponsor’s Insolvency. If a person claiming to be a creditor of the Sponsor alleges in writing to Trustee that Sponsor has become Insolvent, Trustee shall determine whether Sponsor is Insolvent and, pending such determination, Trustee shall discontinue disbursements for payment of benefits to Participants.

(ii) Unless Trustee has actual knowledge of Sponsor’s Insolvency, or has received notice from Sponsor or a person claiming to be a creditor alleging that Sponsor is Insolvent, Trustee shall have no duty to inquire whether Sponsor is Insolvent. Trustee may in all events rely on such evidence concerning Sponsor’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Sponsor’s solvency.

(iii) If at any time Trustee has determined that Sponsor is Insolvent, Trustee shall discontinue disbursements for payments to Participants and shall hold the assets of the Trust for the benefit of Sponsor’s general creditors. Nothing in this Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of Sponsor with respect to benefits due under the Plan or otherwise.

(iv) Trustee shall resume disbursement for the payment of benefits to Participants in accordance with this Agreement only after Trustee has determined that Sponsor is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to (a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments that would have been paid from the Trust if there had been no discontinuance, less the aggregate amount of any payments made to Participants by Sponsor in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 14. Amendment or Modification.

This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. The individuals authorized to sign such instrument on behalf of the Sponsor shall be those authorized by the Sponsor.

Section 15. Electronic Services.

(a) The Trustee may provide communications and Electronic Services via

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electronic media, including, but not limited to NetBenefits, eWorkplace and Fidelity Plan Sponsor WebStation. The Sponsor agrees to use such Electronic Services only in the course of reasonable administration of or participation in the Plan and to keep confidential and not alter, publish, copy, broadcast, retransmit, reproduce, frame-in, link to, commercially exploit or otherwise redisseminate the Electronic Services, any content associated therewith, or any portion thereof (including, without limitation, any trademarks and service marks associated therewith), without the written consent of the Trustee. Notwithstanding the foregoing, the Trustee acknowledges that certain Electronic Services may, by their nature, be intended for non-commercial, personal use by Participants with respect to their participation in the Plan, or for their other retirement or employee benefit planning purposes, and certain content may be intended or permitted to be modified by the Sponsor in connection with the administration of the Plan. In such cases, the Trustee will notify the Sponsor of such fact, and any requirements or guidelines associated with such usage or modification no later than the time of initial delivery of such Electronic Services. To the extent permission is granted to make Electronic Services available to administrative personnel designated by the Sponsor, it shall be the responsibility of the Sponsor to keep the Trustee informed as to which of the Sponsor personnel are authorized to have such access. Except to the extent otherwise specifically agreed by the parties, the Trustee reserves the right, upon notice when reasonably feasible, to modify or discontinue Electronic Services, or any portion thereof, at any time.

(b) Without limiting the responsibilities of the Trustee or the rights of the Sponsor stated elsewhere in this Agreement, Electronic Services shall be provided to the Sponsor without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. To the extent that any Electronic Services utilize Internet services to transport data or communications, the Trustee will take, and the Sponsor agrees to follow, reasonable security precautions. However, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted electronically or via electronic media by the Sponsor or a third party if it determines that the method of delivery does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services, or any other service required for electronic communication, nor does the Trustee make any warranties, express or implied, and specifically disclaims all warranties of merchantability, fitness for a particular purpose, or non-infringement. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Services made in violation of this Agreement.

(c) The Sponsor acknowledges that certain web sites through which the Electronic Services are accessed may be protected by passwords or require a login and the Sponsor agrees that neither the Sponsor nor, where applicable, Participants, to the Sponsor’s actual knowledge will obtain or attempt to obtain unauthorized access to such Services or to any other protected materials or information, through any means not intentionally made available by the Trustee for the specific use of the Sponsor. To the extent that a PIN is necessary for access to the Electronic Services, the Sponsor and/or its Participants, as the case may be, are solely responsible for all activities that occur in connection with such PINs.

Section 16. Assignment.

This Agreement, and any of its rights and obligations hereunder, may not be assigned by any party without the prior written consent of the other party(ies), which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Trustee may assign this Agreement in whole or in part, and any of its rights and obligations hereunder, to a subsidiary or affiliate of Trustee without consent of the Sponsor. All provisions in this Agreement shall extend to and be

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binding upon the parties hereto and their respective successors and permitted assigns.

Section 17. Force Majeure.

No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligation(s) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, acts of terrorism, whether actual or threatened, quarantines, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power outages or strikes. This clause shall not excuse any of the parties to the Agreement from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining for the Plan and Trust.

Section 18. Confidentiality; Safeguarding of Data.

(a) Confidential Information. In connection with this Agreement, each of the parties has disclosed and may continue to disclose to the other party information that relates to the disclosing party’s business operations, financial condition, employees, former employees, eligible dependents and beneficiaries of such employees and former employees, customers, business associates, products, services or technical knowledge. Except as otherwise specifically agreed in writing by the parties, Trustee and Sponsor each agree that from and after the Effective Date (i) all information communicated to it before or after the Effective Date by the other and identified as confidential or proprietary, (ii) all information identified as confidential or proprietary to which it has access in connection with the services, whether such access was before or after the Effective Date, (iii) all information communicated to it that reasonably should have been understood by the receiving party to be proprietary and confidential to the disclosing party including without limitation technical, trade secret or business information, financial information, business or marketing strategies or plans, product development or customer information, and (iv) the terms and conditions of this Agreement (collectively, the “Confidential Information”) will be used only in accordance with this Agreement.

(b) Ownership of Information/Safeguarding Information. Each party’s Confidential Information will remain the property of that party except as otherwise expressly provided in this Agreement. Each party will use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure or publication of its own information (or information of its customers) of a similar nature, and in any event, no less than reasonable care. Each party may use and disclose relevant aspects of the other party’s Confidential Information to its employees, affiliates, subcontractors and agents to the extent such disclosure is reasonably necessary for the performance of its obligations under this Agreement or the enforcement of its rights under this Agreement; provided, however, that the disclosing party shall ensure that such parties agree to be bound by confidentiality provisions at least as restrictive as those set forth in this Section 18; and provided further, however, that in no event shall Sponsor disclose such Confidential Information to direct competitors of the Trustee. Each party will be responsible for any improper disclosure of Confidential Information by such party’s employees, affiliates, subcontractors or agents. Neither party will (i) make any use or copies of the Confidential Information of the other except as contemplated by this Agreement, or (ii) sell, assign, lease or otherwise commercially exploit the Confidential Information (or any derivative works thereof) of the other party. Neither party will withhold the Confidential Information of the other party (including in the case of the Sponsor, the Personal Data) or refuse for any reason (including due to the other party’s actual or alleged breach of this Agreement) to promptly return to the other party its Confidential Information (including copies thereof) if requested to do so.

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(c) Return of Information. Upon expiration or any termination of this Agreement and completion of a party’s obligations under this Agreement, each party will return or destroy, as the owner may direct, all documentation in any medium that contains or refers to the other party’s Confidential Information; however, each party may retain copies of Confidential Information of the other party solely to the extent required for compliance with applicable professional standards and applicable law.

(d) Exceptions to Confidential Treatment. Sections 18(a), (b) and (c) shall not apply to any particular information that either party can demonstrate (i) was, at the time of disclosure to it (a) already known to the receiving party (and not subject to a pre-existing confidentiality agreement) or (b) publicly known; (ii) after disclosure to it, becomes publicly known through no fault of the receiving party; (iii) was received after disclosure to it from a third party who did not indicate that the information was to be treated as confidential in connection with the disclosure or (iv) was independently developed by the receiving party without use of the Confidential Information of the disclosing party. In addition, a party will not be considered to have breached its obligations under this Section 18 for disclosing Confidential Information of the other party to the extent required to satisfy any valid subpoena, court order, litigation or regulatory request, or any other legal requirement of a competent governmental authority, provided that following receipt of any such request, or making a determination that disclosure is legally required, and to the extent that it may legally do so, such party advises the other party prior to making such disclosure in order that the other party may object to such disclosure, take action to ensure confidential treatment of the Confidential Information, or take such other action as it considers appropriate to protect the Confidential Information. In addition, Trustee will not be considered to have breached its obligations under this Section 18 for using or disclosing Confidential Information to the extent Trustee or an affiliate of the Trustee is specifically authorized by an individual to use that individual’s personal information (including plan-related and account-related information applicable to that individual) in connection with any other Trustee products or services.

(e) No Duty to Disclose. Nothing contained in this Section 18 will be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party provided that Trustee shall be excused from its obligations to perform hereunder to the extent Sponsor fails to provide any such information as is reasonably necessary for Trustee to perform the services and otherwise meet its obligations hereunder.

(f) Personal Data. In order to fulfill its obligations under this Agreement, Trustee may receive in connection with this Agreement or the services provided hereunder personal data, including compensation, benefits, tax, marital/family status and other similar information about participants (“Personal Data”). Trustee acknowledges that it is receiving Personal Data only in connection with the performance of the services and Trustee will not use or disclose Personal Data without the permission of the Sponsor for any purpose other than as permitted in this Agreement and in fulfilling its obligations under this Agreement, unless disclosure is required or permitted under this Agreement or by applicable law. With respect to Personal Data it receives under this Agreement, Trustee agrees to (i) safeguard Personal Data in accordance with its privacy policy, and (ii) exercise at least the same standard of care in safeguarding such Personal Data that it uses to protect the personal data of its own employees. Notwithstanding the foregoing, Sponsor may monitor Trustee’s interactions with participants. Nothing in this Agreement shall affect in any way other product or service arrangements entered into separately by Trustee or its affiliates and the Sponsor and/or participants.

(i) Foreign Data Protection Laws. Sponsor is responsible for any and all activities necessary to ensure compliance with applicable laws regarding data protection outside of the United States and for ensuring that the transfer of Personal Data to Trustee is in compliance with such laws. Sponsor will not transfer any Personal Data to Trustee unless Sponsor has satisfied

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such laws, such as through the use of consents. Trustee will be entitled to presume that, unless notified to the contrary by Sponsor, activities necessary to ensure compliance with such laws have been satisfied by Sponsor with respect to all Personal Data furnished to Trustee hereunder. Trustee will have no obligation to process any Personal Data if Trustee is on notice that compliance with such laws has not been met.

Section 19. General.

(a) Performance by Trustee, its Agents or Affiliates.

The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee and its agents or affiliates, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

(b) Entire Agreement.

This Agreement, together with the Schedules referenced herein, contains all of the terms agreed upon between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, written or oral, made by the parties with respect to the services.

(c) Waiver.

No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other obligation hereunder or subsequent failure or refusal to comply with any other obligation hereunder.

(d) Successors and Assigns.

The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

(e) Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Section Headings.

The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(g) Survival.

Trustee’s and Sponsor’s respective obligations under this Agreement, which by their nature would continue beyond the termination of this Agreement, including but not limited to those contained in

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Sections and/or subsections titled “Inspection and Audit,” “Indemnification,” and “Confidentiality; Safeguarding of Data” shall survive any termination of the Agreement.

Section 20. Situs of Trust Assets.

The Sponsor and the Trustee agree that no assets of the Trust shall be located or transferred outside of the United States.

Section 21. Governing Law.

(a) Massachusetts Law Controls.

This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

(b) Trust Agreement Controls.

The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this Agreement on behalf of the respective parties. Each party may rely without duty of inquiry on the foregoing representation.

BARNES GROUP INC.

By:	/s/ Dawn N. Edwards
Authorized Signatory

Name:	Dawn N. Edwards

Title:	Sr. Vice President, Human Resources

Date:	September 1, 2009

FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Stephanie Nick
FMTC Authorized Signatory

Name:	Stephanie Nick

Date:	September 8, 2009

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SCHEDULES

Schedule “A” Recordkeeping and Administrative Services

Administration

* Establishment and maintenance of Participant account and election percentages.

* Maintenance of the Plan investment options set forth on Schedule “C”.

* Maintenance of the money classifications set forth in the Plan Administration Manual.

* The Trustee will provide the recordkeeping and administrative services set forth on this Schedule “A” or as otherwise agreed to in writing (or by means of a secure electronic medium) between Sponsor and Trustee. The Trustee may unilaterally add or enhance services, provided there is no impact on the fees set forth in Schedule “B.”

A)	Participant Services

1)	Participant service representatives are available each Business Day at the times set forth in the Plan Administration Manual via toll free telephone service for Participant inquiries and transactions.

2)	Through the automated voice response system and on-line account access via the world wide web, Participants have virtually 24 hour account inquiry. Through on-line account access via the world wide web, Participants also have virtually 24 hour transaction capabilities.

3)	For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a PIN or such other personal identifier as may be agreed to from time to time by the Sponsor and the Trustee.

4)	The following services are available via the telephone or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee:

•	Process Participant enrollments, in accordance with the procedures set forth in the Plan Administration Manual.

•	Provide Plan investment option information.

•	Provide and maintain information and explanations about Plan provisions.

•	Respond to requests for literature.

•	Maintain and process changes to Participants’ contribution allocations for all money sources, if applicable.

•	Process exchanges (transfers) between investment options on a daily basis.

B)	Plan Accounting

1)	Process consolidated payroll contributions according to the Sponsor’s payroll frequency via Plan Sponsor Webstation or other medium permitted by the Trustee. The data format will be provided by the Trustee.

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2)	Maintain and update employee data necessary to support Plan administration. The data will be submitted according to payroll frequency.

3)	Provide daily Plan and Participant level accounting for all Plan investment options.

4)	Provide daily Plan and Participant level accounting for all money classifications for the Plan.

5)	Audit and reconcile the Plan and Participant accounts daily.

6)	Reconcile and process Participant withdrawal requests and distributions as approved and directed by the Sponsor. All requests are paid based on the current market values of Participants’ accounts, not advanced or estimated values. A distribution report will accompany each check.

7)	Maintain and process changes to Participants’ existing hypothetical investment mix elections.

C)	Participant Reporting

1)	Provide confirmation to Participants of all Participant initiated transactions either online or via the mail. Online confirms are generated upon submission of a transaction and mail confirms are available by mail generally within five (5) calendar days of the transaction.

2)	Provide Participant statements in accordance with the procedures set forth in the Plan Administration Manual.

D)	Plan Reporting

1)	Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than twenty (20) calendar days after the end of each month in the absence of unusual circumstances.

E)	Government Reporting

1)	Provide federal and state tax reporting and withholding on benefit payments made to Participants and beneficiaries in accordance with this Agreement.

2)	Provide Mutual Fund tax reporting (Forms 1099 DIV. and 1099-B) to the Sponsor.

F)	Communication & Education Services

1)	Design, produce and distribute a customized comprehensive communications program for Participants. The program may include multimedia informational materials, investment education and planning materials, access to Fidelity’s homepage on the internet and STAGES magazine. Additional fees for such services may apply as mutually agreed upon between Sponsor and Trustee.

G)	Other

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1)	Plan Sponsor Webstation: The Fidelity Participant Recordkeeping System is available on-line to the Sponsor via the Plan Sponsor Webstation. PSW is a graphical, Windows-based application that provides current Plan and Participant-level information, including indicative data, account balances, activity and history. The Sponsor agrees that PSW access will not be granted to third parties without the prior consent of the Trustee.

BARNES GROUP INC.		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Dawn N. Edwards 9/1/2009	By:	/s/ Stephanie Nick 9/8/2009
	Authorized Signatory Date		FMTC Authorized Signatory Date

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Schedule “B” Fee Schedule

Annual Recordkeeping Fee:	$10,000.00 per year billed and payable on a quarterly basis.

Non-Fidelity Mutual Funds:	Payments made directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates by Non-Fidelity Mutual Fund vendors shall be posted and updated quarterly on Plan Sponsor Webstation at https://psw.fidelity.com or a successor site.

Other Fees:

•

Other Fees: separate charges, to be negotiated by the Sponsor and the Trustee, may apply for extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by the Trustee, reports not contemplated in this Agreement, corporate actions, audit support in excess of the standard and customary hours allotted for the annual financial statement audit, or the provision of communications materials in hard copy which are also accessible to Participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. The Sponsor may withdraw reasonable administrative fees from the Trust by written direction to the Trustee.

Note: These fees are based on the Plan characteristics, asset configuration, net cash flow, fund selection and number of Participants existing as of the date of this Agreement. In the event that one or more of these factors changes significantly, fees may be subject to change after discussion and mutual agreement of the parties. Significant changes in the legal and regulatory environment may also prompt discussion and potential fee changes.

BARNES GROUP INC.		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Dawn N. Edwards 9/1/2009	By:	/s/ Stephanie Nick 9/8/2009
	Authorized Signatory Date		FMTC Authorized Signatory Date

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Schedule “C” Investment Options

In accordance with Section 5(b), the Sponsor hereby directs the Trustee that Participants’ individual hypothetical accounts may be invested in the following investment options:

•	Fidelity Equity Income Fund

•	Fidelity Blue Chip Growth Fund

•	Fidelity Diversified International Fund

•	Fidelity Small Cap Independence Fund

•	Fidelity Government Money Market Fund

•	Fidelity Freedom 2010 Fund®

•	Fidelity Freedom 2020 Fund®

•	Fidelity Freedom 2030 Fund®

•	Fidelity Freedom 2040 Fund®

•	Fidelity Freedom 2050 Fund®

•	Fidelity Freedom Income Fund®

•	Spartan® Extended Market Index Fund – Investor Class

•	Spartan® U.S. Equity Index Fund – Investor Class

•	Eaton Vance Structured Emerging Markets Fund – Class I

•	Dreyfus Bond Market Index Fund – Basic Shares

•	Munder Mid-Cap Core Growth – Class Y

The Sponsor hereby directs the Trustee to add any additional Fidelity Freedom Funds®, in the “10” series, as investment options as they are launched, such funds being available as of the open of trading on the NYSE on their respective inception dates or as soon thereafter as administratively possible, unless otherwise directed by the Sponsor.

The Sponsor hereby directs that the investment option referred to in the last sentence of Section 5(c) shall be the Fidelity Freedom Income Fund.

BARNES GROUP INC.

By:	/s/ Dawn N. Edwards 9/1/2009
Authorized Signatory Date

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Schedule “D” Operational Guidelines for Non-Fidelity Mutual Funds

Pricing

By 7:00 p.m. Eastern Time (“ET”) each Business Day, the Non-Fidelity Mutual Fund Vendor (“Fund Vendor”) will input the following information (“Price Information”) into the Fidelity Participant Recordkeeping System (“FPRS”) via the remote access price screen that FIIOC, an affiliate of the Trustee, has provided to the Fund Vendor: (1) the NAV for each Fund at the Close of Trading, (2) the change in each Fund’s NAV from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor (“mil rate”). FIIOC must receive Price Information each Business Day. If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the FPRS until the relevant Price Information is made available by Fund Vendor.

Trade Activity and Wire Transfers

By 7:00 a.m. ET each Business Day following Trade Date (“Trade Date Plus One”), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, but no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

Prospectus Delivery

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports (“Required Materials”) to Participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Participants. FIIOC shall bear the costs of mailing prospectuses to Participants.

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Proxies

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly the Fund Vendor by the third-party vendor.

Participant Communications

The Fund Vendor shall provide internally prepared fund descriptive information approved by the Funds’ legal counsel for use by FIIOC in its written Participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Participants and in quarterly Participant statements. The Sponsor hereby consents to FIIOC’s use of such materials and acknowledges that FIIOC is not responsible for the accuracy of third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

Compensation

FIIOC shall be entitled to payments as set forth in a separate agreement with the Fund Vendor.

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[Barnes Group Inc. Letterhead]

Erin Wheeler

FESCO Business Compliance, Attn: Contracts.

Fidelity Investments

82 Devonshire Street, MM3H

Boston, MA 02109

Re:	Investment Instructions for Rabbi Trust Assets

Dear Ms. Wheeler:

The Participants under the Barnes Group 2009 Deferred Compensation Plan (“Plan”) have the right to direct the investment of their Plan account in hypothetical investment options, which are currently based on Mutual Funds. Fidelity Management Trust Company has agreed pursuant to a Trust Agreement with Barnes Group Inc. September 1, 2009 to receive such Participant directions.

The Sponsor hereby directs the Trustee to invest funds contributed to the rabbi trust in a manner which corresponds directly to elections made by Participants under the Plan. The Sponsor also hereby directs the Trustee to vote the shares of Fidelity and Non-Fidelity Mutual Funds and vote and/or tender shares of Sponsor Stock in the same manner as directed by the Participants for the corresponding hypothetical shares credited to Participants’ accounts under the Plan. These procedures will remain in effect until a revised instruction letter is provided by the Sponsor and accepted by the Trustee.

Sincerely,

/s/ Dawn N. Edwards
Authorized Signatory

DNE/rs

Confidential Information	29